Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Vodafone Group Plc for the registration of debt securities, warrants, and preference shares and to the incorporation by reference therein of our reports dated May 19, 2026, with respect to the consolidated financial statements of Vodafone Group Plc,  and the effectiveness of internal control over financial reporting of Vodafone Group Plc, included in its Annual Report (Form 20-F) for the year ended March 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom

28 July 2026